EXHIBIT 99.1

Turner Venture Group, Inc. Announces Appointment of COO and Closing of Herban Healing LLC.

Austin, Texas – May 24, 2022 -- Press Announcement -- Turner Valley Oil and Gas, Inc. (the “Company”) (“Turner”) (OTC: TVOG), now doing business as Turner Venture Group, Inc., is pleased to announce the appointment of Kyle Williams, age 37, as Chief Operating Officer (COO) of the Company, effective immediately.

On April 15, 2022 Turner announced that it entered into an acquisition agreement with Herban Healing LLC, which officially closed today. Mr. Williams now joins the Company’s executive leadership team as part of Turner’s recent acquisition of Herban Healing LLC (“Herban” or “Herban Healing”), a privately-owned, fully integrated CBD company in Houston, Texas.

Working closely with Turner’s senior executive team, Mr. Williams will head the Company’s rapidly expanding new business efforts as Tuner expands Herban and focuses on additional acquisitions and investment targets. As an industry leader, Mr. Williams has deep experience across every facet of the hemp industry from fundraising, to operations, to government affairs. He also possesses deep knowledge and experience in the legal cannabis industry.

“Year to date, we have made significant strides to strengthen our management team, and today we further these efforts with the addition of Kyle as our new COO,” said Dr. Jordan Balencic, Chairman and CEO of Turner Venture Group. “Kyle has a distinguished track record leading legal hemp and cannabis-focused businesses through operational growth strategies, and we are confident he brings the right skill set to us as we capitalize on the work our team accomplished so far. In addition to his role as Turner’s COO, Kyle will continue to serve as Herban’s CEO and co-founder, and oversee growth of this business. We are excited for all the opportunities this year will bring us and we welcome Kyle to the Turner family.”

About Kyle Williams

Kyle Williams is an accomplished, 15+ year business executive and entrepreneur with operational and technical knowledge, and a diverse industry background. He brings significant expertise in health and wellness, and retail brand operations. He is the CEO and Co-founder of Herban Healing Co., a fully integrated CBD company based in Houston, Texas that produces an award-winning lineup of health and wellness products using hemp-derived CBD across a variety of consumer categories such as oils, topicals, tinctures, coffees and teas, ingestibles, and personal care and pet products containing 0% THC. Mr. Williams also serves as the founder and CEO of Auto Canna, LLC a fully licensed cannabis farm and production facility in Lake County, California. Previously, he co-founded one of the fastest growing luxury home builders in Houston, TX, and grew the business to $15 Million in revenues with gross profits nearing 18% within the first 2 years. He earned his Bachelor’s Degree in Business Administration from the University of Houston, 2009.

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About Turner Valley Oil and Gas, Inc.

Turner Venture Group (OTC:TVOG) is a public Venture Holding Company that acquires equity interests in innovative brands and companies focused on healthier living and sustainability. The Company is focused on building shareholder value through pursuing opportunities in food & beverage, hemp & CBD, household products, personal care, and consumer health technology with potential applications of blockchain and NFTs (non-fungible tokens). Turner's first acquisition of Bloomi Labs, LLC includes unique CBD Hand Sanitizer products manufactured domestically. The Company's second acquisition, Herban Healing, LLC includes an established CBD / Hemp Operator  with 3 existing retail stores and an e-commerce sales presence.

Turner strives to be as transparent with the shareholder and investor community. This shall be done through filing as many details as possible through OTC Markets, EDGAR and the Company’s website. Inquiries are encouraged by contacting the company through social media or info@tvoginc.com with your questions. The answers will be posted through the website available here: https://tvoginc.com/investorrelations/qa/.

Disclosures

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

None of the statements in this announcement or via any web sites linked herein have been evaluated by the FDA. Furthermore, none of the statements in this announcement or any web sites linked herein should be construed as dispensing medical advice or making claims regarding the cure of diseases.  You should consult a licensed health care professional before starting any supplement, dietary, or exercise program, especially if you are pregnant or have any pre-existing injuries or medical conditions. These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any diseases.

Read full disclaimer here:	https://TVOGinc.com/contactus/disclaimer/

Key Links:

OTCMarkets Profile:	http://www.otcmarkets.com/stock/TVOG/profile
Corporate Website:	http://TVOGInc.com | http://BloomiClean.com
Twitter:	http://twitter.com/tvoginc | http://twitter.com/BloomiClean
Facebook:	https://www.facebook.com/TVOGinc/
LinkedIn:	https://www.linkedin.com/company/TVOGinc/

Contacts:

Dr. Jordan Balencic
Turner Valley Oil And Gas, Inc.
Address:	5900 Balcones Drive, Suite 4503, Austin,TX 78731
Phone:	1-352-561-8896
Email:	TurnerVentureGroupInc@gmail.com or info@TVOGinc.com

SOURCE: Turner Valley Oil and Gas, Inc.

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